Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to: a) the CapitalSource Inc. Employee Stock Purchase Plan and b) the CapitalSource Inc. Second Amended and Restated Equity Incentive Plan of our report dated February 19, 2003, with respect to the consolidated financial statements of CapitalSource Inc. (as successor to CapitalSource Holdings LLC) included in CapitalSource Inc.’s Registration Statement on Form S-1 (No. 333-106076), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
August 4, 2003